Power of Attorney

Power of Attorney

I, ________, am a citizen of the People’s Republic of China (the “PRC”), have an ID number of __________, and hold a ___% equity interest in Dalian TianYi Culture Development Co., Limited (the “Company”) (the “Equity Interest”). As a shareholder of the Company, I hereby irrevocably entrust Science&Technology World Website Trade (Dalian) Co., Limited to exercise the following rights under the terms of this Power of Attorney:

I exclusively authorize WFOE to be my sole representative with full authority to perform and exercise any and all shareholder’s rights associated with the Equity Interest, including but not limited to, the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the Equity Interest and the right to vote the Equity Interest for all matters, including but not limited to, the appointment of legal representatives, board members, executive directors, inspectors, chief managers and other senior management officers and the submission of all the Company’s related documentations to the competent authorities.

I exclusively entrust WFOE as my sole representative with full power to execute the Equity Transfer Contract referenced in the Exclusive Equity Interest Purchase Agreement of even date herewith and to which I am party, to perform the obligations thereunder on my behalf and to complete all actions I am required to perform under the Exclusive Equity Interest Purchase Agreement and the Equity Interest Pledge Agreement, both of which I am a party to and which are entered into as of the execution date of this Power of Attorney. The performance of the above mentioned rights shall not constitute a limitation on this Power of Attorney.

Except as otherwise provided hereunder, WFOE shall be entitled to transfer, allocate or in any other way utilize the cash dividends and other non-cash income arising out of the Equity Interest in accordance with my oral or written instructions.

Except as otherwise provided hereunder, WFOE shall be entitled to exercise all the necessary rights associated with the Equity Interest at its sole discretion and without any further oral or written instructions.

WFOE is entitled to assign the authorization granted under this Power of Attorney to any other individual(s) or legal person(s) without issuing any advance notice or obtaining my consent. Should any such assignment occur, WFOE shall promptly notify me and indemnify me from any and all losses incurred as a result of the assignment.

Power of Attorney

This Power of Attorney shall be executed and come into effect as of the date set forth below. This Power of Attorney is coupled with an interest and is irrevocable and validly existing for as long as I am a shareholder of the Company.

Should I desire to exercise the rights entrusted to WFOE hereunder, I shall provide WFOE with advance notice of my intentions to do so and agree that I shall have no authority to exercise such rights unless either (i) the rights are specifically reserved to me hereunder or (ii) WFOE, in its sole and absolute discretion, consents to such exercise.

Signature

Effective as of January 21, 2012

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